Exhibit 10.14

THE INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE INTERESTS REPRESENTED BY THIS AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS SET FORTH IN THIS AGREEMENT.

FORM OF

AMENDMENT NO. 4 TO

THE LIMITED PARTNERSHIP AGREEMENT OF

FRANK’S INTERNATIONAL C.V.

[Admission of limited partner]

THIS AGREEMENT (“AMENDMENT AGREEMENT NO. 4”) IS MADE EFFECTIVE AS

PER THE ## DAY OF ##, 2013 (“AMENDMENT 4 DATE”)

BETWEEN:

(1)	Frank’s International Management B.V., a private limited liability company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, registered with the trade register under number 50802275 (“FIM”);

(2)	Frank’s International LP B.V., a private limited liability company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, registered with the trade register under number 50802070 (“FILP”);

(3)	Mosing Holdings, Inc., a corporation established under the laws of the state of Delaware, United States of America, with its registered office at ##, United States of America (“MH”),

these companies hereinafter each also referred to as a “Party” and jointly as the “Parties”.

WHEREAS:

(A)	By agreement (the “Formation Agreement”) dated the ## day of ##, 2013 (the “Formation Date”), FIM and FILP formed and entered into a limited partnership under the laws of the Netherlands (“commanditaire vennootschap”), hereinafter referred to as the “C.V.”, for the purpose of participating in and financing of other companies.

(B)	By agreement (the “Amendment Agreement No. 1”) dated the ## day of ##, 2013 (the “Amendment 1 Date”), the Parties have recorded:

•	the additional capital contribution by FILP; and
•	an update of certain provisions of the partnership agreement governing the C.V.

(C)	By agreement (the “Amendment Agreement No. 2”) dated the ## day of ##, 2013 (the “Amendment 2 Date”), the Parties have recorded:

•	the additional capital contribution by FIM; and
•	an update of certain provisions of the partnership agreement governing the C.V.

(D)	By agreement (the “Amendment Agreement No. 3”) dated the ## day of ##, 2013 (the “Amendment 3 Date”), the Parties have recorded:

•	the admission of MH as limited partner of the C.V.; and
•	an update of certain provisions of the partnership agreement governing the C.V.

(E)	By executing this Amendment Agreement No. 4, the Parties wish to record:

•	the additional capital contribution by FILP; and
•	an update of certain provisions of the partnership agreement governing the C.V.

I.1	Contribution / amendment partnership agreement

I.1.1	The Parties have agreed that as of the Amendment 4 Date, FILP will make an additional capital contribution to the C.V., of an amount of USD , which represents a portion of the net proceeds from the initial public offering of shares of common stock of its ultimate parent company, Frank’s International N.V.

I.1.2	As per the Amendment 4 Date, the Partners will hold the interest percentages in the C.V. as stated in Chapter II article 4.4. below.

I.2	Consent / Amendment partnership agreement

By signing this Amendment Agreement No. 4, the Parties confirm their prior consent to the additional capital contribution by FILP to the C.V.

FIM, FILP and MH hereby confirm for the avoidance of doubt that they continue the C.V. and wish to update the partnership agreement governing the C.V., as provided in this Amendment Agreement No. 4.

II.	Updated and restated complete text of the partnership agreement

The provisions of the Amendment Agreement No. 3 are hereby modified in order to update the partnership agreement to reflect the changes as of the Amendment 4 Date.

The complete text of the terms and conditions of their relationship as partners of the C.V. as modified in connection with the above, now reads as follows.

1.	Definitions

In this Agreement and the recitals hereto the following expressions shall have the meaning set opposite them:

“C.V.”:	Frank’s International C.V., a limited partnership established under Dutch law as described in Article 2 of this Agreement;

“FINV”	Frank’s International N.V., a limited liability company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, registered with the trade register under number 34241787;

“FINV A Shares”:	Shares of Series A preferred stock in the capital of FINV;

“FINV Common Shares”:	Shares of Common stock in the capital of FINV;

“Formation Date”:	##, 2013;

“General Partner”:	• FIM;

• or any replacement general partner admitted after the date hereof;

“Limited Partner(s)”:	• FILP;

• MH; and

• any limited partner admitted after the date hereof, or in singular any one of them;

“Lower-tier Partners”:	has the meaning ascribed to it in Article 12.4.

“Managing Partner”:	the General Partner entrusted with the management of the C.V.;

“Partners”:	the General Partner and the Limited Partner(s), or in singular any one of them;

“Percentage Interest”	has the meaning ascribed to it in Article I.1.3;

“Remaining Partners”:	has the meaning ascribed to it in Article 8.2;

“Resigning Partner”:	has the meaning ascribed to it in Article 8.2;

“Upper-tier Partner”:	has the meaning ascribed to it in Article 12.1.

2.	Establishment of limited partnership

2.1	FIM, as General Partner, and FILP, as Limited Partner, have established the C.V. with effect as from the Formation Date. As from the Amendment 3 Date, MH has been admitted as Limited Partner.

2.2	The C.V.’s name is Frank’s International C.V. It has its partnership’s seat in Amsterdam, and its registered office at the principal offices of the Managing Partner.

2.3	The objects for which the C.V. is established are to engage in any lawful act or activity for which a limited partnership may be organized under applicable law. The C.V. may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing, including:

a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

c.	to acquire, dispose of, manage and exploit real and personal property, including patents, marks, licenses, permits and other industrial property rights;

d.	to borrow and/or lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense, provided, however, that it shall not itself engage in businesses in the Netherlands.

Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the C.V. to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership formed under the laws of the Netherlands.

2.4	Subject to the provisions of this Agreement and except as permitted by applicable law, (i) the Managing Partner acting for and on behalf of the C.V. may enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any other Partner, and (ii) the Managing Partner may authorize any Person (other than a Limited Partner) to enter into and perform any document, agreement or instrument on behalf of the C.V.

2.5	The C.V. shall have (i) no less than one Limited Partner and (ii) one General Partner.

3.	Term of the partnership

3.1	The C.V. is established as from the Formation Date and for an indefinite period of time.

3.2	The C.V. shall be terminated only upon unanimous votes of the Partners.

4.	Contributions; Adjustments to Partnership Interests; Issuances or Redemptions of Partnership Interests

4.1.1	As per the Formation Date, FIM has made a contribution to the C.V. of an amount in cash, which amount shall be paid by FIM to the bank account of the C.V.

As per the Amendment 2 Date, FIM has made a (non-cash) contribution to the C.V., consisting of FINV A Shares.

4.1.2	As per the Formation Date, FILP has made a contribution to the C.V. of an amount in cash, which amount shall be paid by FILP to the bank account of the C.V.

As per the Amendment 1 Date, FILP has made a (non-cash) contribution to the C.V., consisting of its membership interest in Frank’s International Coöperatief U.A.

As per the Amendment 4 Date, FILP has made a contribution to the C.V. of an amount in cash (representing a portion of the net proceeds from the initial public offering of FINV Common Shares), which amount shall be paid by FILP to the bank account of the C.V.

4.1.3	As per the Amendment 3 Date, MH has made a (non-cash) contribution to the C.V., consisting of its interests in the following companies:

•	Frank’s International LLC, a limited liability company established under the laws of the state of Texas, United States of America United States of America (“FI LLC”);

•	Frank’s Casing Operations LLC, a limited liability company established under the laws of the state of Louisiana, United States of America, United States of America (“FCO LLC”); and

•	Frank’s Tong Services LLC, a limited liability company established under the laws of the state of Oklahoma, United States of America, United States of America (“FTS LLC”).

4.2	If agreed by unanimous votes of the Partners and without prejudice to Article 12 (i), the Partners can make additional contributions in cash or in kind to the C.V.; and (ii) capital contributions made by the Partners to the C.V. or parts thereof can be repaid by the C.V. to the Partners. Any such additional contributions or repayments are not required to be made on a pro rata basis.

4.3	Upon any contribution by the partners, the net fair market value of such contribution shall be determined and shall be taken into account for the purpose of determining the percentage interest in the C.V. (“Percentage Interest”) held by each partner, as further described in article 4.4.

Solely for the purpose of United States federal income tax purposes, the C.V. shall maintain a capital account for each partner in accordance with Exhibit A.

4.4	The Percentage Interests held by the partners will be determined as follows:

a.	With respect to each partner on the date hereof, the partner’s Percentage Interest will equal the net fair market value of the contributions (whether in cash or otherwise) made by such partner divided by the net fair market value of the contributions by all the partners.

The partners agree that each partner’s Percentage Interest as of the date hereof is as follows:

FIM: ##%

FILP: ##%

FH: ##%

b.	In connection with any subsequent contribution (or deemed contribution) of cash, property or services to the C.V., the Percentage Interests will be redetermined, as soon as the approvals required by Article 12 have been granted. Each partner’s Percentage Interest will equal the net fair market value of the cash, property or services contributed (or deemed contributed) to the C.V. by such partner divided by the net fair market value of the cash, property or services contributed (or deemed contributed) by all the partners. For purposes of this calculation, each partner that owns an interest in the C.V. immediately prior to such subsequent contribution will be deemed to have made an aggregate contribution to the C.V. equal to its Percentage Interest (as in effect immediately prior to the redetermination) of the net fair market value of the C.V. immediately prior to such subsequent contribution.

4.5	For the avoidance of doubt and subject to any approvals required by Article 12, it is the expectation of the Partners that:

a.	If FINV issues common stock, par value €0.01 per share (“Common Stock”), FINV shall promptly cause FILP (or such other subsidiary of FINV designated by FINV) to contribute to FICV all the net proceeds (or other consideration), if any, received by FINV with respect to such Common Stock. Upon the contribution (or deemed contribution) by FILP (or such other subsidiary) to FICV of all of such net proceeds (or other consideration) so received by FINV, the Managing Partner shall cause FICV to issue an additional interest in FICV to FILP (or such other subsidiary) such that FILP and FIM’s (and, if applicable, any other subsidiary of FINV) collective aggregate Percentage Interest in FICV shall equal the percentage of the total number of shares of outstanding Common Stock and Series A preferred stock, par value €0.01 per share, of FINV (“Preferred Stock”) that constitutes Common Stock.

b.	If any Common Stock is issued by FINV in to an employee or other service provider in connection with services rendered to or for the benefit of FICV, for purposes of determining Percentage Interests and for purposes of maintaining the Capital Accounts, (i) FICV shall be treated as having made a cash payment to the employee or other service provider in an amount equal to the value of the Common Stock issued, (ii) the employee or other service provider shall be treated as having purchased the Common stock for cash equal to the value of such Common Stock from FINV, and (iii) FINV shall be treated as contributing such cash (through FILP and FIM) to the C.V.

c.	If any Common Stock is issued by FINV in connection with an equity incentive program subject to vesting or forfeiture provisions, then the interests in FICV that are issued by FICV to FILP (or such other subsidiary of FINV designated by FINV) in connection therewith in accordance with the provisions of paragraph b. above shall be subject to vesting or forfeiture on the same basis. Any cash or property held by FILP, FIM or FICV (or such other subsidiary) on each other’s behalf in respect of dividends paid on restricted Common Stock that fails to vest shall be returned to FICV upon the forfeiture of such restricted Common Stock.

d.	If, at any time, any Common Stock is repurchased or redeemed (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by FINV and subsequently cancelled, then the Managing Partner shall cause FICV, immediately prior to such repurchase or redemption of Common Stock, to repurchase or redeem a portion of FILP’s (or such other subsidiary of FINV designated by FINV) interests in FICV such that following such repurchase or redemption, FILP and FIM’s (and, if applicable, any other subsidiary of FINV) collective aggregate percentage interest in FICV shall equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Common Stock, at an aggregate redemption price equal to the aggregate purchase or redemption price of the Common Stock being repurchased or redeemed by FINV (plus any expenses related thereto) and upon such other terms as are the same for the Common Stock being repurchased or redeemed by FINV.

e.	As a result of the foregoing paragraphs a, b, c, and d at all times (i) the collective Percentage Interest of FIM, FILP and any other subsidiary of FINV contemplated above will equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Common Stock and (ii) the Percentage Interest of MH will equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Preferred Stock.

4.6	The Managing Partner shall hold legal title to the assets of the C.V., including the assets contributed by the Partners. The Managing Partner shall hold title to such assets for the risk and account of the C.V. and the beneficial ownership in such assets shall be vested in the C.V., under the terms and conditions set forth in this Agreement. If the Managing Partner is replaced, it shall immediately cause title to the assets to be transferred to its successor. The Managing Partner shall be authorized to transfer title to the assets of the C.V. to a legal entity, controlled by the Managing Partner, provided that such legal entity shall have as sole purpose the holding of assets for and on behalf of the C.V.

5.	Appointment, dismissal and authority of the Managing Partner

5.1	The General Partner shall be the Managing Partner. The business and affairs of the C.V. shall be managed by the Managing Partner consistent with this Agreement. Subject to the express limitations contained in this Agreement, the Managing Partner shall have complete and absolute control of the affairs and business of the C.V., and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the C.V., including, without limitation, doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement. Subject to the rights and powers of the Managing Partner and the limitations contained herein, the Managing Partner may delegate to any person, other than a Limited Partner, any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the C.V. as the Managing Partner may reasonably determine. The Managing Partner is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the C.V. any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the C.V.

5.2	No Partner other than the Managing Partner shall be entitled to perform any act of management on behalf of the C.V. or have any authority to represent the C.V. vis-à-vis third parties.

5.3	The Managing Partner shall owe the same duties to the C.V. and the Partners as a member of the board of directors of FINV owes to FINV and its shareholders. Except as expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Partner an agent or legal representative of any other Partner or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between partners in a limited partnership formed under the laws of the Netherlands as may be created by applicable law. The Managing Partner shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Partner.

5.4	Except as provided by Article 3.2, Article 4.2 and Article 12 of this Agreement or by applicable law, the Managing Partner shall not require the prior approval of the Partners in relation to any action permitted by the terms of this Agreement.

5.5	The C.V. shall reimburse the Managing Partner for all costs and expenses incurred by the Managing Partner that are directly attributable to the operation of the C.V., including costs for engaging third parties such as consultants, attorneys and accountants.

5.6	The C.V. shall reimburse FINV for all of its general, administrative, overhead and other indirect costs and expenses, including (a) those costs and expenses attributable to operating as a publicly traded company, (b) costs of securities offerings, (c) board of directors compensation and meeting costs, (d) costs of periodic reports to shareholders, (e) litigation costs and damages arising from litigation, (f) accounting and legal costs and (g) franchise taxes.

6.	Financial year and annual accounts

6.1	The financial year of the C.V. will coincide with the calendar year; provided that for United States federal income tax purposes the C.V. will have a tax year ending on June 30.

6.2	Within five months after the end of the financial year, or after termination of the C.V., the Managing Partner will draw up the (annual) accounts of the C.V. consisting of a balance sheet and a profit and loss account with explanatory notes thereon. The annual accounts of the C.V. shall be prepared in the English language and in accordance with generally accepted accounting principles, as determined by the Managing Partner. The annual accounts shall within said period of five months be submitted to the Partners for approval.

6.3	The C.V. shall prepare and timely file all tax returns required to be filed by the C.V., including all applicable U.S. tax returns. Each partner shall furnish to the Company all pertinent information in its possession relating to the C.V’s operations that is necessary to enable the C.V.’s tax returns to be timely prepared and filed. With respect to the U.S. Form 1065, the C.V. shall deliver to each Member within [90] calendar days after the end of the applicable tax year, a Schedule K-1 together with such additional information as may be required by the Partners in order to file their individual returns reflecting the C.V.’s operations. The C.V. shall bear the costs of the preparation and filing of its tax returns.

7.	Profits and Losses; Distributions

7.1	Except as otherwise provided in Exhibit A relating to allocations for United States income tax purposes, profits and losses (and all items of income, gain, loss and deduction) shall be allocated among the partners in accordance with their Percentage Interests.

7.2	The Limited Partner(s) will not be obliged to make any additional contributions to the C.V. to the C.V. for any reason.

7.3	Distributions.

7.3.1	To the extent permitted by applicable law and hereunder, distributions to partners may be declared by the Managing Partner out of legally available funds in such amounts and on such terms (including the payment dates of such distributions) as the Managing Partner shall determine using such record date as the Managing Partner may designate; such distribution shall be made to the partners as of the close of business on such record date on a pro rata basis in accordance with their Percentage Interests as of the close of business on such record date.

Distributions on a non pro rata basis may be declared subject to the approvals required by Article 12.

7.3.2	To the extent permitted by applicable law and to any restrictions contained in any agreement to which the C.V. is bound prior to making distributions pursuant to Article 7.3.1, on each Tax Distribution Date the C.V. shall, subject to the availability of funds, distribute to the partners in accordance with their Percentage Interests in cash an amount sufficient to cause each partner to receive an amount at least equal to such Partner’s Assumed Tax Liability, if any. “Tax Distribution Date” means any date that is two business days prior to the date on which estimated United States income tax payments are required to be made by calendar year individual taxpayers and each due date for the United States income tax return of an individual calendar year taxpayer (without regard to extensions) or such other dates as selected by the Managing Partner. “Assumed Tax Liability” of each Partner means an amount equal to (i) the amount of income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated as it affects the applicable tax rate, that the Managing Partner estimates would be due from such partner on such Tax Distribution Date, (x) assuming such partner were an individual resident of the State of Louisiana who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such partner by the C.V., (y) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the partners by the C.V. (including allocations provided for in Section A-5(b) of Exhibit A), to the extent not taken into account in prior periods, and (z) assuming that such partner is subject to tax at the highest applicable rate, reduced by (ii) all other distributions made to such partner in respect of the period for which the Assumed Tax Liability is calculated.

8.	Retirement, continuation and termination

8.1	A Partner shall retire:

a.	if the Partner (legal entity) is dissolved;

b.	if the Partner’s bankruptcy becomes irrevocable;

c.	if the Partner applies for a moratorium of payments;

d.	if Article 1684, Book 7A of the Dutch Civil Code (“severe reason”) applies to an individual Partner, as a result of which its membership terminates.

8.2	If any Partner retires pursuant to any of the events specified in Article 8.1, the Partners receiving the termination notice, or the Partners who are not subject to any of the events specified in Article 8.1(a-c), or the Partners to which Article 1684, Book 7A, Dutch Civil Code does not apply - hereafter referred to as the “Remaining Partners” - shall continue the affairs of the C.V. for their own account and under the same name, unless they have notified their former co-partner - hereafter the “Resigning Partner” - within one month of the latter’s resignation that they have elected not to continue the affairs of the C.V., in which case the C.V. shall be dissolved in accordance with Article 8.7.

If the C.V.’s affairs are not terminated, the provisions governing this limited partnership may be amended to reflect the new legal relationship, which has arisen between the Remaining Partners (and any newly admitted Partners).

8.3	If a Partner retires and the Remaining Partners have not elected to terminate the C.V., then the Remaining Partner(s) shall be under a duty to take over the Resigning Partner’s rights in the assets belonging to the C.V., and shall also assume all liabilities of the Resigning Partner towards the C.V., and pay the Resigning Partner the sum specified in Article 8.4. In deviation of the previous sentence, the Parties may also resolve that the Resigning Partner shall receive the Resigning Partner’s Percentage Interest of all assets of the C.V., provided that he/she assumes a pro rata portion of the liabilities of the C.V.

8.4	The sum referred to Article 8.3 shall be equivalent to the product of the Resigning Partner’s Percentage Interest multiplied by the net fair market value of the C.V.’s assets.

Unless the parties make deviating arrangements, any valuations required for determining the sum of money to be paid to the resigning partner shall be carried out by three experts, whose valuations shall be binding upon all parties. The expert(s) shall be appointed by the parties in mutual consultation.

8.5	The sum referred to above shall be paid to the Resigning Partner not later than one year after the first day of the month following the month of resignation.

8.6	If a Partner other than the Resigning Partner has no wish to continue the C.V. and notifies the other Partners within the one month period referred to in Article 8.2, such Partner shall be deemed to retire at the same time as the Resigning Partner and such Partner shall also be considered a Resigning Partner for the purposes of this Article.

8.7	The C.V. shall be terminated upon the occurrence of any of the following events:

a.	the Partners unanimously elect to terminate the C.V.;

b.	any Partner retires and none of the other Partners wishes to continue the affairs of the C.V. in accordance with Article 8.2;

c.	if Article 1684, Book 7A of the Dutch Civil Code applies to the entire C.V.

8.8	Upon the termination of the C.V., the C.V.’s affairs shall be liquidated as soon as possible by the Managing Partner or another liquidator to be appointed by the Managing Partner.

8.9	The liquidator shall prepare the liquidation accounts of the C.V. in order to reflect the entitlement of each Partner calculated in accordance with Article 8.4.

Article 6 shall similarly apply to the approval of the liquidation accounts.

8.10	After payment of all creditors of the C.V., the remaining assets of the C.V. following its termination shall be distributed to the Partners whereby each of the Partners shall be entitled to distributions in proportion to the amount of its capital account as per the date of termination of the C.V. The Managing Partner shall in its sole discretion determine how the cash and other assets will be distributed to the each of those Partners and the Managing Partner will in its sole discretion determine the other details.

8.11	If there is any liquidation deficit, such deficit shall be entirely borne by the General Partner. The Limited Partner(s) shall not have any obligation to make any additional contributions for the covering of debts of the C.V.

8.12	Any payments to be made to the Partners in connection with the liquidation of the C.V. shall be made within one month from the date on which the liquidation accounts are established.

Any payments to be made by the General Partner to cover any liquidation deficit pursuant to Article 8.11 shall be made within one month from the date on which the liquidation accounts are established.

8.13	The books and records of the C.V. shall remain in the custody of the liquidator unless the former Partners determine otherwise.

9.	Voting rights and decision making

9.1	Each Partner is entitled to cast one vote. Unless stated otherwise herein, all decisions to be taken by the Partners pursuant to this Agreement shall be adopted by a simple majority of the votes cast.

9.2	Each Partner shall appoint a natural person or legal entity to exclusively represent it in all matters regarding the C.V. Such appointment shall be valid, until a replacement is notified to the C.V. in accordance with Article 15.

10.	Access to records and accounts

The Partners or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the books or records of the C.V.; provided, that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such person’s interest as a Partner. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Partner. The demand shall be directed to the C.V. at its registered office or at its principal place of business.

11.	Confidentiality

11.1

The C.V. shall not, nor shall it permit any subsidiary to, disclose any Partner’s name or identity as an investor in the C.V. in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Partner, which consent shall not be unreasonably withheld or delayed, unless such disclosure is otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure the C.V. shall give written notice to such Partner describing in reasonable detail the proposed content of such disclosure and shall permit such Partner to review and comment upon the form and substance of such disclosure and allow such Partner to seek confidential treatment therefor.

11.2	Each Partner expressly agrees to maintain, for so long as such person is a Partner and for two (2) years thereafter, the confidentiality of, and not to disclose to any person other than the C.V. (and any successor of the C.V. or any person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or a material portion of the assets or interests of the C.V. or any of its subsidiaries), another Partner or a person designated by the C.V. or any of their respective financial planners, accountants, attorneys or other advisors, any information relating to the business (current or proposed), financial structure, financial position or financial results, clients or affairs of the C.V. or any of its subsidiaries that shall not be generally known to the public, except (i) as otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns or by any regulatory or self-regulatory organization) prior to making such disclosure such Partner shall give written notice to the C.V. describing in reasonable detail the proposed content of such disclosure and shall permit the C.V. to review and comment upon the form and substance of such disclosure and allow the C.V. to seek confidential treatment therefor, and (ii) in the case of any Partner who is employed by the C.V. or any of its subsidiaries, in the ordinary course of his or her duties to the C.V. or any of its subsidiaries; provided, however, that a Partner may report to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the C.V. (without disclosing specific confidential information).

12.	Admission and Substitution of Partners; Participation in and by Other Partnerships

12.1	a.

The sale, transfer, exchange, assignment, gift, right of usufruct or other disposition, including but not limited to a disposition pursuant to a legal merger, legal division, dissolution or liquidation, whether voluntary or involuntary of all or any part of a Partner’s economic or legal interest in the C.V. shall require the prior written consent of all of the Partners. Such consent may be granted or withheld by each of them in their sole and absolute discretion.

b.	The admission and/or substitution of a Limited Partner shall require the prior written consent of all of the Partners. Admission or substitution of a Partner, a partner (limited or general partner) of such Partner (“Upper-tier Partner”) or a Lower-tier Partner (to be defined below) as referred to in this Article shall include proposed capital contributions, redeterminations of Percentage Interests as referred to in Article 4.4 under b and repayments of capital contributions, including the retirement of a Partner as referred to in article 8 of this Agreement, Upper-tier Partner or Lower-tier Partner, on a non pro rata basis, and any transfers of interests in the C.V. among Partners including redetermination of Percentage Interests as referred to Article 4.4.

c.	In case a Partner is a transparent entity according to Dutch tax principles, any admission and/or substitution of a Limited Partner shall in addition require the prior written consent of all of the Upper-tier Partners.

d.	In case a Limited Partner is a transparent entity according to Dutch tax principles, any admission and/or substitution of an Upper-tier Partner shall require the prior written consent of all of the Partners and all of the Upper-tier Partners.

e.	If C.V. has become a partner of another entity which is a transparent entity according to Dutch tax principles, any admission and/or substitution of a Limited Partner shall in addition require the prior written consent of all of the partners (limited partners and general partners) of such entity (“Lower-tier Partners”).

12.2	In case the C.V. wishes to become a partner (whether a limited partner or a general partner) of another entity which is a transparent entity according to Dutch tax principles, or in case another entity which is a transparent entity according to Dutch tax principles wishes to become a partner in the C.V., such other entity’s partnership agreement, statute, articles, bylaws or other governing document or agreement, whichever applies, has to contain provisions similar to Article 12.1 and this Article 12.2.

12.3	Any admission or substitution without the unanimous prior written consents required under this Article 12.1 shall be null and void.

12.4	Any admission or substitution of a Partner, an Upper-tier Partner or a Lower-tier Partner does not cause the C.V. to terminate or to dissolve.

13.	Limited liability of Partner(s); Investment Opportunities; Performance of Duties; Conflicts of Interest

13.1	The Limited Partner(s) shall have no liability with respect to the debts of or the claims against the C.V., except to the extent of their capital accounts.

13.2	Except as otherwise provided by applicable law, a Partner may, but shall not be obligated to, lend money to the C.V., act as a surety or guarantor for the C.V., or transact other business with the C.V., and has the same rights and obligations when transacting business with the C.V. as a person or entity who is not a Partner.

13.3

To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Partners, and any of their respective affiliates and any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the C.V. and its subsidiaries) (each, a “Business Opportunities Exempt Party”). The C.V. renounces any interest or expectancy of the C.V. in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the C.V. shall have any duty to communicate or offer such opportunity to the C.V. No amendment or repeal of this Article 13.3 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any FINV shares or interests in the C.V. shall be deemed to have notice of and consented to the provisions of this Article 13.3. Neither the alteration, amendment or repeal of this Article 13.3, nor the adoption of any provision inconsistent with this Article 13.3, shall eliminate or reduce the effect of this Article 13.3 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article 13.3, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Notwithstanding the foregoing, a Business Opportunities Exempt Party who is a director or officer of the Managing Partner and who is offered a business opportunity of the Managing Partner reasonably determined by the party receiving the opportunity to be expressly in his or her capacity as a director or officer of the Managing Partner shall be obligated to communicate and offer such business opportunity to the Managing Partner and the Managing Partner and the C.V. do not renounce any such opportunity. Nothing this Article 13.3 shall limit the confidentiality obligations set forth in Article 11 or any fiduciary obligations of the directors of the Managing Partner.

13.4	In performing its, his or her duties, each of the partners shall be entitled to rely in good faith on the provisions of this Amendment Agreement No. 2 and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the C.V. and its subsidiaries), of the following other Persons or groups: (i) one or more officers or employees of such partner or the C.V. or any of its subsidiaries, (ii) any attorney, independent accountant or other Person employed or engaged by such partner or the C.V. or any of its subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such partner or the C.V. or any of its subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

14.	Indemnification

14.1	To the fullest extent permissible by law, the C.V. shall indemnify and reimburse for, and hold harmless against, each of the partners, the Managing Partner and their respective affiliates and the stockholders, members, managers, directors, officers, partners, employees and agents of the partners, the Managing Partner and their respective affiliates (collectively, the “Indemnified Persons”):

a.	any and all liabilities, claims, judgments, fines and penalties (collectively, the “Claims”) incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each a “Legal Action”) in relation to any act or omission in or related to his or her capacity as Indemnified Person; and

b.	any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by an Indemnified Person in connection with any Legal Action.

14.2	An Indemnified Person will not be held harmless, indemnified and reimbursed as referred to above in paragraph 1, if and to the extent:

a.	a Dutch court has made a final and binding judgment that the act or omission of the Indemnified Person can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstig verwijt); and/or

b.	the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.

14.3	When a Dutch court has made a final and binding judgment that an Indemnified Person has no claim to the indemnification as referred to above in paragraph 1, the Indemnified Person shall immediately repay to the C.V. any amount of indemnification it received from the company. The C.V. can demand surety for the repayment obligation of the concerned party.

14.4	The company shall use all its reasonable endeavors to provide for, and shall bear the cost of, insurance covering Claims against, and Expenses incurred by, the Indemnified Persons in connection with any Legal Action.

14.5	The C.V. may enter into agreements with the Managing Partner to provide for indemnification consistent with the terms and conditions set forth in this Article 14. Unless otherwise agreed by the Managing Partner, the C.V. shall maintain insurance, at its expense, on its own behalf and on behalf of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the C.V. would have the power to indemnify such person against such liability under this Article 14.

14.6	Expenses incurred by an Indemnified Person in defending a Proceeding shall be paid by the C.V. in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the C.V. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Managing Partner deems appropriate. The indemnification and advancement of expenses set forth in this Article 14 shall continue as to an Indemnified Person who has ceased to be a named Indemnified Person and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a person.

14.7	Persons who are not covered by the foregoing provisions of this Article 14 and who are or were partners, employees or agents of the C.V., or who are or were serving at the request of the C.V. as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Managing Partner.

14.8	The provisions of this Article 14 shall be deemed to be a contract right between the C.V. and each person who serves in such capacity at any time while this Article 14 and the relevant provisions of applicable law are in effect, and any repeal or modification of this Article 14 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing. The indemnification and other rights provided for in this Article 14 shall inure to the benefit of the heirs, executors and administrators of any Indemnified Person. Except as provided in Article 14, the C.V. shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the Managing Partner.

14.8	For purposes of this Article 14, references to “the C.V.” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 14 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Article 14, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the C.V.” shall include any service as a manager, officer, employee or agent of the C.V. that imposes duties on, or involves services by, such manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the C.V.” as referred to in this Article 14.

14.9	Anything herein to the contrary notwithstanding, any indemnity by the C.V. relating to the matters covered in this Article 14 shall be provided out of and to the extent of C.V. assets only and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision of a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional contributions to help satisfy such indemnity of the C.V.

15.	Notices

The notices given pursuant to this Agreement shall be in writing and shall be sufficiently given if delivered by hand (or sent by first class mail) to the recipient at the address set out below. Any notice sent by hand shall be deemed effective at the time of receipt; any notice sent by mail shall be deemed effective seven days after the date on which it was sent.

to FIM:

Frank’s International Management B.V.

Attn. Managing Director

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

to FILP:

Frank’s International LP B.V.

Attn. Managing Director

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

to MH:

Mosing Holdings, Inc.

Attn. President

10260 Westheimer Rd

Houston, Texas 77042

United States of America

16.	Miscellaneous

16.1	Article headings are inserted in this Agreement for case of reference only and do not form a part of this Agreement for the purposes of interpretation.

16.2	If any part of this Agreement becomes invalid or unenforceable the parties shall endeavor to agree to such amendment, which shall, as far as possible, effect the intentions expressed herein. In default of such agreement, the invalidity of such provision shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity shall remain in full force and effect.

16.3	The authentic language of this Agreement shall be the English language and all notices, reports and other communications hereunder shall be in English.

16.4	No provision of this Agreement may be amended or waiver without the unanimous prior written consent of the Partners.

17.	Governing law and settlement of disputes

17.1	This Agreement shall be governed and construed in accordance with the laws of the Netherlands.

17.2	The parties hereto shall use their best endeavors to settle any possible disputes in an amicable way. In the event conciliation fails, all disputes arising in connection with this Agreement or further agreements resulting thereof, shall be finally settled by the Court of Amsterdam, The Netherlands.

IN WITNESS WHEREOF this Agreement was executed in threefold by the parties hereto on the day and year first above written.

Frank’s International Management B.V.

By:	Donald Keith Mosing
Title:	Managing director A

Signature:

By:	Intertrust (Netherlands) B.V.
Title:	Managing director B

Signature:		Signature:
Name:		Name:
Title:	Proxy holder	Title:	Proxy holder

Frank’s International LP B.V.

By:	Donald Keith Mosing
Title:	Managing director A

Signature:

By:	Intertrust (Netherlands) B.V.
Title:	Managing director B

Signature:		Signature:
Name:		Name:
Title:	Proxy holder	Title:	Proxy holder

Mosing Holdings, Inc.

By:	Donald Keith Mosing
Title:	President

Signature:

EXHIBIT A

UNITED STATES TAX PROVISIONS

For United States federal income tax purposes, the C.V. shall maintain a capital account for each partner and shall allocate all items of the C.V.’s income, gain, loss and deduction as provided for in this Exhibit A.

A-1. Definitions. Capitalized words and phrases used in this Exhibit A have the respective meanings ascribed to them in Amendment No. 4 to The Limited Partnership Agreement of Frank’s International C.V. dated effective July [_], 2013 (the “Agreement”) except as otherwise provided below. As used in this Exhibit C, the following terms shall have the following meanings:

“Adjusted Capital Account” means the capital account maintained for each Partner, (a) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Allocation Period” means the period (a) commencing on the date hereof or, for any Allocation Period other than such first Allocation Period, the day following the end of a prior Allocation Period and (b) ending (A) on the last day of each Fiscal Year, (B) on the day preceding any day in which an adjustment to the Book Value of the C.V.’s properties pursuant to clause (b)(i), (ii), (iii) or (v) of the definition of Book Value occurs, (C) immediately after any day in which an adjustment to the Book Value of the C.V.’s properties pursuant to clause (b)(iv) of the definition of Book Value occurs, or (D) on any other date determined by the Managing Partner.

“Book Value” means, with respect to any property of the C.V., such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Partner to the C.V. shall be the Fair Market Value of such property as of the date of such contribution.

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values in connection with (i) the acquisition of an interest (or additional interest) in the C.V. by any new or existing Partner in exchange for more than a de minimis Capital Contribution to the C.V. or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the C.V., (ii) the distribution by the C.V. to a Partner of more than a de minimis amount of property as consideration for an interest in the C.V., (iii) the liquidation of the C.V., including within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)), or (iv) any other event to the extent determined by the Managing Partner to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the C.V.

(c) The Book Value of property distributed to a Partner shall be adjusted to equal the fair market value of such property as of the date of such distribution.

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits or Losses or Section A-4(h); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Managing Partner reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(f) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Capital Contribution” means, with respect to any Partner, the amount of money, and the initial Book Value of any property contributed to the C.V. by such Partner, in accordance with Article IV. Any reference to the Capital Contributions of a Partner will include the Capital Contributions made by a predecessor holder of such Partner’s interest in the C.V. to the extent the Capital Contribution was made in respect of interest in the C.V. Transferred to such Partner.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law.)

“Depreciation” means, for each Allocation Period an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “traditional method with curative allocations” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(c), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Partner.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Fiscal Year” means the fiscal year of the C.V. which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The C.V. shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

“Partner Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deduction” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the C.V.’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the C.V. that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the C.V. described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section A-4, be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining capital account balances as a result of a distribution other than in liquidation of a Partner’s interest in the C.V., the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Any items that are allocated pursuant to Section A-4 shall not be taken into account in computing Profits and Losses, but such items available to be specially allocated pursuant to Section A-4 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as they may be amended from time to time.

A-2. Capital Accounts. A capital account shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Partner’s capital account (a) shall be increased by (i) the amount of money contributed by such Partner to the C.V., (ii) the Book Value of property contributed by such Partner to the C.V. (net of liabilities secured by the contributed property that the C.V. is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Partner of Profits and any other items of income or gain allocated to such Partner, and (b) shall be decreased by (i) the amount of money distributed to such Partner by the C.V., (iii) the amount of any liabilities assumed (or deemed assumed) by the C.V., (ii) the Book Value of property distributed to such Partner by the C.V. (net of liabilities secured by the distributed property that such Partner is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Partner of Losses and any other items of loss or deduction allocated to such Partner. On the transfer of all or part of a Partner’s Units, the capital account of the transferor that is attributable to the transferred Units shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

A-3. Allocations of Profits and Losses. After giving effect to the allocations under Section A-4.1, Profits and Losses (and to the extent determined by the Managing Partner to be necessary and appropriate to achieve the resulting capital account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Partners during such Allocation Period, in such a manner as shall cause the capital accounts of the Partners (as adjusted to reflect all allocations under Section A-4 and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Partners would receive if all assets of the C.V. on hand at the end of such Allocation Period were sold for cash equal to their Book Values, all liabilities of the C.V. were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash (including any Retained Distributions) were distributed to the Partners in accordance with their Percentage Interests minus (b) such Partner’s share of Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the C.V., computed immediately after the hypothetical sale of assets.

A-4. Special Allocations. The following allocations shall be made in the following order:

(a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners as determined by the Managing Partner, to the extent permitted by the Treasury Regulations.

(b) Partner Nonrecourse Deductions Attributable to Partner Nonrecourse Debt. Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners bearing the Economic Risk of Loss for such Partner Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Partner bears the Economic Risk of Loss for such Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the Economic Risk of Loss. This Section A-4(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Partner Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the C.V. did not have sufficient amounts of income and gain during prior periods to allocate among the Partners under this Section A-4(c)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section A-4(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary except Section A-4(c) (dealing with Minimum Gain), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior Allocation Period and the C.V. did not have sufficient amounts of income and gain during prior periods to allocate among the Partners under this Section A-4(d), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section A-4(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section A-4(a) and Section A-4(b), no Losses or other items of loss or expense shall be allocated to any Partner to the extent that such allocation would cause such Partner to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section A-4(e) shall be allocated to the Partners who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Partner to have a deficit in its Adjusted Capital Account.

(f) Qualified Income Offset. Notwithstanding any provision hereof to the contrary except Section A-4(c) and Section A-4(d), a Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Partner’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section A-4(f) shall be made only if and to the extent that such Partner would have deficit Adjusted Capital Account balance after all other allocations provided for in this Article VI have been tentatively made as if this Section A-4(f) were not in this Agreement. This Section A-4(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) Gross Income Allocation. In the event that any Partner has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Partner shall be allocated items of C.V. gross income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section A-4(g) shall be made only if and to the extent that such Partner would have a deficit balance in its capital account after all other allocations provided for in this Article VI have been tentatively made as if Section A-4(f) and this Section A-4(g) were not in this Agreement.

(h) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any C.V. properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as the result of a distribution to any Partner in complete liquidation of such Partner’s Units, the amount of such adjustment to capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Partner to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

A-5. Income Tax Allocations.

(a) All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 6.01 or Section A-4, except as otherwise provided in this Section A-4.

(b) In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any C.V. property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Partners in order to account for any such difference using the “traditional method with curative allocations” under Treasury Regulation Section 1.704-3(c) or such other method or methods as determined by the Managing Partner to be appropriate and in accordance with the applicable Treasury Regulations.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Partners who received the benefit of such deductions (taking into account the effect of allocations under Code Section 704(c)), and (ii) recapture of grants credits shall be allocated to the Partners in accordance with applicable law.

(d) Tax credits of the C.V. shall be allocated among the Partners as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) Allocations pursuant to this Section A-4 are solely for purposes of U.S. federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Partner’s capital account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

A-6. Other Allocation Rules.

(a) All items of income, gain, loss, deduction and credit allocable to an interest in the C.V. that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of C.V. operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(b) The Partners’ proportionate shares of the “excess nonrecourse liabilities” of the C.V., within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Partners in any manner determined by the Managing Partner and permissible under the Treasury Regulations.

The allocations set forth in Sections A-3, A-4, A-5 and the preceding provisions of this Section A-6 are intended to comply with the Treasury Regulations. If the Managing Partner determines that a Partner’s capital account or the allocations to a Partner are not in compliance with the Treasury Regulations, the Managing Partner is authorized to make any appropriate adjustments.